EX 10.3
CHS Inc.
Supplemental Executive Retirement Plan
(2023 Restatement)

CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2023 RESTATEMENT)
ARTICLE I.
INTRODUCTION
Section 1.1.    Amendment and Restatement. Effective January 1, 1999, CHS Inc. merged and restated the CENEX Supplemental Executive Retirement Plan and the Harvest States Deferred Compensation Supplemental Retirement Plan for the purpose of providing benefits for certain of its employees who participate in the CHS Inc. Pension Plan and are part of a select group of management or highly compensated employees. The Plan is currently embodied in a 2013 Restatement, as amended by three (3) amendments. The Plan is hereby again amended and restated to consolidate all amendments into one restatement, effective January 1, 2023.
Section 1.2.    Purpose. CHS Inc. maintains the CHS Inc. Pension Plan which is intended to meet the requirements of a “qualified plan” under the Internal Revenue Code. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation of each employee that may be taken into account under a qualified plan and Section 415 of the Internal Revenue Code limits the benefits payable under a qualified plan. The purpose of the CHS Inc. Supplemental Executive Retirement Plan is to provide benefits to eligible employees that would be provided under the CHS Inc. Pension Plan but which are not provided thereunder because of the compensation limitations and any other benefit limitations imposed on those plans by the Internal Revenue Code.
ARTICLE II.
DEFINITIONS AND INTERPRETATION
Section 2.1.    Definitions. When used in this Plan document, the following terms have the meanings indicated unless a different meaning is plainly required by the context.
“Active Participant” means a Participant in the Plan who is identified as an Active Participant under Article III of the Plan.
“Actuarial Value” means the single sum value of a benefit under the Plan determined by the same actuarial adjustments as those specified in the Pension Plan with respect to the determination of the single sum value of a benefit payable under the Pension Plan on the date for commencement of payment of the benefit under this Plan.
“Beneficiary” means the person or persons who are the beneficiary of a Participant under the terms of the Pension Plan.
“Board of Directors” means the Board of Directors of CHS.
“CHS” means CHS Inc. (formerly known as Cenex Harvest States Cooperatives) and any successor thereto, and any of its subsidiaries or affiliated business entities which are treated as one employer with that corporation under the provisions contained in Section 414 of the Code.
“CENEX SERP” means the CENEX Supplemental Executive Retirement Plan.
“Committee” means the committee described in Section 6.4 of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Harvest States SERP” means the Harvest States Deferred Compensation Supplemental Retirement Plan.
“Participant” means a person who is an Active Participant or is or may become entitled to an immediate or deferred benefit under the Plan by reason of having been an Active Participant.
“Pension Plan” means the CHS Inc. Pension Plan (formerly known as the Cenex Harvest States Pension Plan).
“Pension Plan Account” means an account established under Section 4.2 of the Plan.
“Plan” means the CHS Inc. Supplemental Executive Retirement Plan (formerly known as the Cenex Harvest States Supplemental Executive Retirement Plan), including any amendments thereto, which is operated and maintained by CHS primarily for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees. Prior to January 1, 1999, “Plan” refers to the two plans which have been merged in this document, referred to as the CENEX Supplemental Executive Retirement Plan and the Harvest States Deferred Compensation Supplemental Retirement Plan.
“Plan Year” means the plan year used by the Pension Plan, which is the calendar year as of the date of execution of this document.
“Surviving Spouse” means the person who is married to a Participant throughout the one year period ending on the date of such Participant’s death.
Section 2.2.    Performance of Obligations. CHS agrees to perform its obligations in accordance with the Plan.
Section 2.3.    Gender and Number. The singular form of any word will include the plural and the masculine gender will include the feminine wherever necessary for the proper interpretation of this Plan.
ARTICLE III.
PARTICIPATION
Section 3.1    Eligibility and Participation. Any individual who was a Participant in the Plan on December 31, 1998, shall continue to be a Participant until the Plan causes the individual to cease to be a Participant. Further, any individual who was an Active Participant on that date shall continue to be an Active Participant. Executives with a grade of Vice President, Senior Vice President, Executive Vice President, or Chief Executive Officer shall be Active Participants in this Plan, as well as any employee selected for participation by the President and Chief Executive Officer, so long as such employees are still part of a select group of highly compensated or management employees. The President and Chief Executive Officer may withhold participation for any reason with respect to any executive of CHS.
Section 3.2    Status as Active Participant. The President and Chief Executive Officer of CHS may by written statement and notice to an executive who is an Active Participant cause such Participant to cease to accrue benefits under the Plan prior to the Participant’s termination of employment with CHS. If the President and Chief Executive Officer takes that action with respect to such a Participant, there shall be no further accrual of benefits under this Plan on behalf of such Participant and the Participant’s benefits under this Plan shall thereafter be computed as if the Plan terminated on the date of such written notice to the Participant.
Section 3.3    Status as Participant. A person who becomes an Active Participant will remain a Participant in the Plan until all benefits payable to such person under the Plan have been distributed.
ARTICLE IV.
BENEFITS
Section 4.1.    Amount of Benefits. A supplemental retirement benefit will be payable to a Participant under this Article IV. The amount of the Participant’s benefit under the Plan shall be the sum of all amounts credited to accounts established in the Participant’s name under this Article IV, unless the Participant’s benefit is to be determined in a different manner as specified below with respect to certain “grandfathered” Participants.
Section 4.2.    Pension Plan Account. Each Participant will have a Pension Plan Account to which amounts will be credited under this Section 4.2.
(a)    Initial Account Balance. Each individual who is a Participant in the Plan as of January 1, 1999, shall have an initial account balance as of that date in the Participant’s Pension Plan Account which will be determined as follows:
(1)    The initial account balance of Participants who had an account balance in the “cash balance make-up account” under the Harvest States SERP as of December 31, 1998, shall be the greater of:
A)    that account balance, or
B)    the Actuarial Value as of December 31, 1998, of a benefit for the Participant determined as of the same date using Section 4.3(c) of the Plan and the following assumptions: (i) that the Participant had been a participant in the CENEX Pension Plan through 1998, and (ii) the Participant’s service with and compensation from Harvest States Cooperatives had actually been with and from CENEX, Inc.
Notwithstanding the provisions of Section 4.2(a)(1)(B), if a Participant was an officer of Harvest States Cooperatives on January 1, 1990, then the formula used for the determination under that subsection shall be the formula used in Section 4.4(b) of the Plan.
(2)    The initial account balance of a Participant who was a participant in the CENEX SERP as of December 31,1998, shall be equal to the greater of:
A)    the Actuarial Value of the Participant’s accrued benefit under the CENEX SERP as of December 31, 1998; or
B)    the difference between (i) four percent (4%) multiplied by the Participant’s “CPP Final Average Compensation” as of that date, except that such amount will be determined without applying any limits under Section 401(a)(17) of the Code, multiplied by the Participant’s “CPP Credited Service” as of that date and (ii) four percent (4%) multiplied by the Participant’s “CPP Final Average Compensation” as of that date multiplied by the Participant’s “CPP Credited Service” as of that date.

However, Paragraphs (2)(A) and (2) (B) shall each be reduced by the Actuarial Value of any offset applicable to the Participant under the CENEX Pension Plan definition of accrued benefit as of December 31, 1998. Further, the phrases within quotation marks in Subsections (a)(2)(A) and (a)(2)(B) shall have the meaning given to them under the Pension Plan.
(b)    Contribution Credits. Each December 31, an Active Participant’s Pension Plan Account shall be credited with a contribution credit equal to the difference, if any, between:
(1)    the amount of the Active Participant’s contribution credit which would have been credited under the Pension Plan as of that date if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the election of the Participant under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation, and
(2)    the actual amount of such Active Participant’s contribution credit that is credited under the provisions of the Pension Plan as of such date.
(c)    Special Career Credits. Each December 31, an Active Participant’s Pension Plan Account shall be credited with a special career credit equal to the difference, if any, between:
(1)    the amount of the Active Participant’s special career credit which would have been credited under the Pension Plan as of that date if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the election of the Participant under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation, and
(2)    the actual amount of such Active Participant’s special career credit that is credited under the provisions of the Pension Plan as of such date.
(d)    Investment Credits. As of the end of each Plan Year, each Participant’s Pension Plan Account shall be credited with an amount referred to as an investment credit which shall be equal to (1) an “investment percentage” multiplied by (2) the Participant’s Pension Plan Account balance determined as of the first day of that year. Such Investment Credits shall be credited until distributions commence under the Plan. If the period for crediting the investment credits is less than 12 months, such as on account of a distribution to the Participant, pro rata investment credits shall be credited. The “investment percentage” shall be the investment percentage in effect during such Plan Year under the Pension Plan.
(e)    Adjustment for Certain Participants. Notwithstanding the prior provisions of this Section 4.2 related to credits for the Pension Plan Account, a Participant that receives a benefit under Section 6.13 of the Pension Plan and whose benefit under the Plan is determined in part under this Section, shall, at the time a Participant’s benefit commences, have his or her Pension Plan Account reduced by an amount, not less than zero, equal to the difference between:

(1)    the Actuarial Value of the benefit actually payable from the Pension Plan; and
(2)    the Actuarial Value of the benefit which would have been payable from the Pension Plan without applying Section 6.13 of the Pension Plan.
Section 4.3.    Exceptions for Certain Former CENEX Employees.
(a)    Eligibility for Exception. Notwithstanding the provisions of Section 4.2 of the Plan, a Participant who is a former employee of CENEX, Inc., is a CHS employee on January 1, 1999, is a Participant in the Pension Plan as of that date, has reached age 50 as of that date, and has been credited with 10 years of “CENEX Credited Service” (that phrase shall have the meaning given to it under that plan) as of December 31, 1998, shall be eligible to receive the benefits described in this section.
(b)    Additional Benefits. If a Participant described in Subsection (a) becomes entitled to an additional benefit under the Pension Plan during the period from January 1, 1999, through December 31, 2001, because of satisfying that description, such Participant will be entitled to an additional benefit under this Plan. The Actuarial Value of that benefit will be an amount (not less than zero) which will be determined as of the day the Participant’s benefit is to begin under the Pension Plan and will be equal to the difference between:
(1)    the Actuarial Value of such additional benefit which the Participant would have been entitled to receive under the Pension Plan if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the election of the Participant under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation, and
(2)    the Actuarial Value of such additional benefit actually payable to the Participant under the Pension Plan.
(c)    Election and Alternative Benefit. If, during the ninety day period ending on November 30, 2001, a Participant described in Subsection (a) makes an election under the Pension Plan to have the Participant’s benefit determined under the CENEX Pension Plan accrued benefit formula, then the provisions of Section 4.2 of this Plan shall not be applicable to the Participant. Instead, the Participant will be entitled to a different benefit. The amount of that benefit will be a monthly amount (not less than zero) which will be determined as of the day the Participant’s benefit is to begin under the Pension Plan and will be equal to the difference between:
(1)    the monthly amount which the Participant would have been entitled to receive under the Pension Plan if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the election of the Participant under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation, and
(2)    the monthly amount of the benefit actually payable to the Participant under the Pension Plan.
Section 4.4.    Adjustments.
(a)    Adjustment for Service with Another Participating Employer in Pension Plan. Any portion of the benefit computed under Section 4.2 or Section 4.3 of the Plan that is attributable to service with a participating employer in the Pension Plan other than CHS will not be payable under this Plan. That portion will be considered to be proportional to the portion of the Participant’s accrued benefit under the Pension Plan which was accrued during such Participant’s service with such a participating employer.
(b)    Adjustment for Certain Former Officers of CENEX, Inc. If a Participant was employed as an officer of Farmers Union Central Exchange, Incorporated as of January 1, 1989, the Actuarial Value of the Participant’s benefit determined under whichever of Section 4.2 or Section 4.3(c) of the Plan is applicable to the Participant will be increased to the Actuarial Value of the amount determined under Section 4.3(c) of the Plan using CENEX Pension Plan (then referred to as the Farmers Union Central Exchange, Incorporated Pension Plan) provisions as in effect on December 31, 1988 (except that the compensation definition ordinarily used under Section 4.3(c) of the Plan will be used in calculating that amount), if the latter amount is larger than determined under the applicable provision without application of this sentence.
(c)    Special Benefits for Robert Oebser. The additional benefit computed for Robert Oebser under Section 4.3 shall be computed as if his first day of employment was May 31, 1983, and his birth date was December 28, 1937.
(d)    Surviving Spouse Benefit of Former CEO. In return for valuable services provided by John McKay, a long-time employee and former Chief Executive Officer of CHS, the surviving spouse of John McKay, Juanita McKay, shall be paid a benefit of $500.00 per month for as long as she shall live. The monthly payments will commence as of July 1, 2006, and subsequent monthly payments will be made as of the first day of every month thereafter.
(e)    Cofina Financial, LLC. In connection with CHS’ acquisition of one hundred percent (100%) of Cofina Financial, LLC, a Minnesota limited liability company (“Cofina”), CHS assumed all deferred compensation obligations under the Cofina Financial, LLC Supplemental Executive Retirement Plan (“Cofina SERP”). Prior to such acquisition, Cofina was (and continues to be) a participating employer in the CHS Inc. Pension Plan. The Cofina SERP is (like the CHS SERP) a nonqualified defined benefit pension plan that provides benefits that would be provided under the CHS Inc. Pension Plan but which are not provided thereunder because of the compensation limitations under Section 401(a)(17) (compensation limit) and Section 414 (exclusion of deferred compensation from pensionable earnings) of the Internal Revenue Code, as well as the annual addition limitations under and Section 415 of the Internal Revenue Code. The Cofina SERP is, in all material respects, identical to the CHS SERP. Accordingly, each Cofina SERP Participant’s Pension Plan Account under the Cofina Plan shall be merged with and into the CHS Plan, and such account shall become the Participant’s opening Pension Plan Account under the CHS Plan as of September 1, 2008 (the “Merger Date”). (No Cofina SERP Participants have accrued benefits determined under an alternative, traditional pension formula; rather, all benefits are determined under a “cash balance” formula.) Effective as of the Merger Date, Cofina shall become a participating employer in the CHS SERP. With respect to each eligible employee of Cofina who is selected to become an active participant in the CHS SERP, such Participant’s service and compensation earned with Cofina both before and after the Merger Date shall be taken into account for purposes of determining such Participant’s contribution credits and special career credits under the CHS SERP.
(f)    Special Contribution Credits for Newly Hired Participants. Notwithstanding Section 4.2(b), with respect to any Participant named on Schedule A, the Participant’s Pension Plan Account shall be credited with one or more contribution credits equal to the credit(s) which would have been made to that Participant under the Pension Plan if he or she had been an active participant in the Pension Plan from his or her CHS date of hire through his or her actual date of entry into the Pension Plan (subject to the requirement that the Participant be an Active Participant in this Plan on the applicable December 31 for which such credit would have been made under the Pension Plan). However, such credits shall be determined as if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the Participant’s election under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer, any amounts received as replacement of forfeited compensation in accordance with the Participant’s employment term sheet, or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation.
Section 4.5.    Payment of Benefit.
(a)    Time of Payment. The Actuarial Value of the benefit payable under this Article IV will be paid in a single lump sum upon a Participant’s benefit distribution date. For this purpose, the term “benefit distribution date” shall mean the date that is six (6) months after the Participant’s separation from service (as defined below). Payment shall be deemed paid as of the benefit distribution date, or if later, the 15th day of the third calendar month following the benefit distribution date.
“Separation from service” shall mean the separation from service (within the meaning of Treas. Regs. § 1.409A 1(h)) with CHS, voluntarily or involuntarily, for any reason other than retirement, disability or death. Whether a separation from service has occurred is determined under Section 409A of the Code and Treasury Regulation 1.409A 1(h) (i.e., whether the facts and circumstances indicate that the employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty six (36) months)). Separation from service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with CHS under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for CHS. Notwithstanding the foregoing, a twenty nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment. For this purpose, “CHS” is the Participant’s employer and all persons with whom the employer would be considered a single employer under Sections 414(b) and 414(c) of the Code; provided that, in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under

Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein, and in applying Treas. Regs. § 1.414(c) 2 for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein. If a Participant is both an employee and a director, a separation from service shall occur only upon the termination of the last position held.
(b)    Grandfathered Participants. With respect to any “grandfathered” Participant whose benefit is computed under a traditional defined benefit formula pursuant to Section 4.3(c) (and not as an account balance benefit under Section 4.2), the Actuarial Value shall be determined as of the separation date, and then such single sum shall be credited with interest for the period beginning on the separation date and ending on the payment date (based on the applicable interest rate under Section 417(e) of the Code, using the first segment rate applicable for the look-back month and stability period used under the Pension Plan).
(c)    409A Compliance; 409A Grandfathered Participants. Between January 1, 2005 and July 1, 2006 (the effective date of the amendment bringing the Plan into compliance with Section 409A of the Code), the Plan was operated and administered in compliance with transition rules promulgated by the Treasury under Notice 2005-1 and proposed regulations. Effective July 1, 2006, the Plan was amended to comply with Section 409A of the Code with respect to both the portion of the Participant’s benefit that is “grandfathered” from application of Section 409A of the Code (i.e. the portion that was earned and vested as of December 31, 2004) and the portion that is subject to Section 409A of the Code. Notwithstanding the foregoing, with respect to any Participant whose entire benefit payable under this Plan is grandfathered from application of Section 409A of the Code (i.e. the entire benefit was both earned and vested as of December 31, 2004), such Participant’s entire benefit shall continue to be payable in accordance with the terms of the Plan as existed prior to January 1, 2005.
Section 4.6.    Impact of Ceasing to be an Active Participant. In the event that a Participant ceases to be an Active Participant as of a date but does not incur a termination of employment with CHS, then the amount described in this Article IV will be determined as if the Participant did not accumulate any additional service after that date and did not have any increase in compensation after that date.
Section 4.7.    Termination of Pension Plan. If the Pension Plan is terminated by CHS, the benefit payable to a Participant under this Article IV with respect to the terminated plan, if any, will be determined as of the termination date of the terminated plan as if the Participant incurred a termination of employment with CHS as of such date and no other benefit will be provided under this Article IV with respect to the terminated plan.
Section 4.8.    Clawback or Recoupment. All benefits under this Plan shall be subject to recovery or other penalties pursuant to (i) any CHS clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted pursuant thereto.
ARTICLE V.
DEATH BENEFITS
Section 5.1.    Normal Death Benefit.
(a)    Death Benefit for Beneficiary. In the event of a Participant’s death prior to payment of benefits under the Plan, the Participant’s Beneficiary will be entitled to a death benefit. The death benefit is 100% of the Participant’s account balances described in Article IV of the Plan. If the Participant was eligible for the grandfathered benefit described in Section 4.5 of the Plan, the death benefit attributable to the Participant’s Pension Plan Account Balance is the greater of the Participant’s Pension Plan Account balance or the Actuarial Value of the Participant’s grandfathered benefit as provided by Section 4.5 of the Plan.
(b)    Payment of Benefit. The Actuarial Value of the benefit described in Subsection (a) will be paid to the Participant’s Beneficiary in a single lump sum upon the Participant’s death. Payment shall be deemed paid as of the Participant’s death if it is made no later than the last day of the calendar year in which occurs the Participant’s death, or if later, the 15th day of the third calendar month following the Participant’s death.
(c)    Death of Beneficiary. If a Beneficiary becomes entitled to a benefit under the preceding provision of this section and thereafter dies prior to the time payments begin to such Beneficiary, the death benefit shall be paid to the Beneficiary’s estate, unless the Participant specifically provided otherwise in the Participant’s designation of beneficiary under the Pension Plan, in which case, the death benefit will be paid to that designated beneficiary.
Section 5.2.    Exceptions for Certain Former CENEX Employees.
(a)    Application of this Section. If a Participant is covered by Section 4.3 of the Plan, then Section 5.1 of the Plan won’t apply and this section will apply with respect to the Participant.
(b)    Surviving Spouse Benefit. If a Participant who is described in Subsection (a) dies prior to payment of benefits under the Plan under circumstances in which a benefit is payable to the Surviving Spouse of the Participant pursuant to the Pension Plan, then a supplemental benefit is payable to the Surviving Spouse under this Plan. The monthly amount of such benefit payable to the Surviving Spouse will be an amount, not less than zero, equal to the difference between:
(1)    the monthly amount which the Surviving Spouse would have been entitled to receive under the Pension Plan if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the election of the Participant under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer, or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation, and
(2)    the monthly amount actually payable to the Surviving Spouse under the Pension Plan.
(c)    Payment of Benefit. The Actuarial Value of the benefit payable under this Section 5.2 of the Plan will be paid to the Surviving Spouse under the Pension Plan in a single lump sum upon the Participant’s death. Payment shall be deemed paid as of the Participant’s death if it is made no later than the last day of the calendar year in which occurs the Participant’s death, or if later, the 15th day of the third calendar month following the Participant’s death.
(d)    Participant Ceases to be Active Participant. In the event that a Participant ceases to be an Active Participant as of a date but does not incur a termination of employment with CHS, and a supplemental benefit is payable to the Surviving Spouse under this Section 5.2, then the amount described in Section 5.2(b) of the Plan will be determined as if the Participant did not accumulate any additional service after that date and did not have any increase in compensation after that date.
(e)    Exception for Certain Officers. If the Participant was employed as an officer of Farmers Union Central Exchange, Incorporated as of January 1, 1989, the monthly amount determined under Section 5.2(b) of the Plan will be increased to the amount determined under that subsection using CENEX Pension Plan (then referred to as the Farmers Union Central Exchange, Incorporated Pension Plan) provisions as in effect on December 31, 1988 (except that the compensation definition ordinarily used under Section 5.2(b) of the Plan will be used in calculating that amount), if such amount is larger than determined under that subsection without application of this sentence.
Section 5.3.    Exclusion for Service with other Participating Employers in Pension Plan. Any portion of the benefit computed under this Article V that is attributable to service of a Participant with a participating employer in the Pension Plan other than CHS will not be payable under this Plan. That portion will be considered to be proportional to the portion of the Participant’s accrued benefit under the Pension Plan which was accrued during such Participant’s service with such a participating employer.
Section 5.4.    Termination of Pension Plan. If the Pension Plan is terminated by CHS, the benefit payable to a Beneficiary or Surviving Spouse under this Article V, if any, will be determined as of the termination date of the Pension Plan and no other benefit will be provided under this Article V.
ARTICLE VI.
ADMINISTRATION OF THE PLAN
Section 6.1.    Interpretation. The Plan will be administered by CHS, which will have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate. CHS will have the duty and responsibility of maintaining records, making the requisite calculations and dispersing the payments hereunder. CHS’s interpretations, determinations, regulations and calculations will be final and binding on all persons and parties concerned.
Section 6.2.    General Administration and Claims Procedure. CHS will be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. CHS will have the authority to establish and revise rules, procedures, and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. CHS will be responsible for the expenses incurred in the administration of the Plan. CHS will also be responsible for determining eligibility for benefits and the benefits payable pursuant to the Plan. CHS will be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by CHS with respect to the Plan. The procedures for filing claims for Plan benefits are described below. For claims procedures purposes, the “Claims Manager” will be CHS.
(a)    Initial Claim. An initial claim for benefits under the Plan must be made by the Participant or his or her Beneficiary or Surviving Spouse in accordance with the terms of the Plan. If for any reason a claim for benefits under this Plan is denied by the Claims Manager, the Claims Manager will deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section under the Plan on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(1)    The claimant’s claim will be deemed to be filed when presented orally or in writing to the Claims Manager.
(2)    The Claims Manager’s explanation will be in writing delivered to the claimant within 90 days of the date the claim is filed.
(b)    Request for Review. The claimant will have 60 days following his or her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant’s representative may review pertinent documents and submit written issues and comments.
(c)    Decision after Review. The Claims Manager will decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of the claimant’s claim. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions in the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim will be deemed denied on review. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VI.
Section 6.3.    Written Statement. CHS may provide individual written statements of accrued benefits to each Participant, or current Beneficiary or Surviving Spouse, in a form determined by CHS at such times as may be established by CHS.
Section 6.4.    Committee. A Committee consisting of one (1) or more members appointed by the Board of Directors will act for CHS under the Plan, unless the Plan specifically indicates that the Board of Directors or other persons are to act for CHS with respect to a specified matter under the Plan. If such Board does not appoint anyone to the Committee or if all members resign or otherwise cease to be members of the Committee, such Board or any officer designated by the Board will act for CHS until it makes any appointments under this section.
Section 6.5.    Records. The records of the Plan will be maintained on the Plan Year.
ARTICLE VII.
AMENDMENT OR TERMINATION
Section 7.1.    Amendment or Termination. CHS intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination will be made pursuant to a resolution of CHS’s Board of Directors and will be effective as of the date provided in the resolution. An amendment will be stated in an instrument in writing signed in the name of CHS by a person authorized by the Board of Directors and all parties interested herein will be bound thereby.
Section 7.2.    Impact on Benefits. No amendment or termination of the Plan will directly or indirectly reduce any benefit described in Article IV or Article V of the Plan as of the effective date of such amendment or termination. A Participant’s benefit which has accrued under the Plan will not increase after the termination of the Plan and will be determined under the appropriate provisions of the Plan as if the Participant did not accumulate any additional service after the effective date of such termination and did not have any increase in compensation after that date. Upon the termination of the Plan, distribution of benefits payable under the Plan will be made to the Participants or their Beneficiaries or Surviving Spouses in accordance with Article IV of the Plan.

ARTICLE VIII.
GENERAL PROVISIONS
Section 8.1.    Responsibility for Benefits and Expenses. CHS will pay benefits arising under the Plan and all costs, charges and expenses related thereto. CHS may anticipate its obligations under this Plan by establishing a trust or purchasing any insurance or other contract; provided, however, that such “funding” vehicle will not:
(a)    change the status of this Plan as an unfunded plan, or
(b)    change the rights of a Participant or the Participant’s Beneficiary or Surviving Spouse under Section 8.3 of the Plan.
Section 8.2.    Inalienability. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
Section 8.3.    Unsecured Claim. The right of a Participant or the Participant’s Beneficiary or Surviving Spouse to receive a distribution hereunder will be an unsecured claim against the general assets of CHS, and neither a Participant nor his or her Beneficiary or Surviving Spouse will have any rights in or against any amount credited to any accounts under the Plan or any other assets of CHS. The Plan will at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Funds invested hereunder will continue for all purposes to be part of the general assets of CHS and available to the general creditors of CHS in the event of CHS’s bankruptcy (when CHS is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when CHS is unable to pay its debts as they mature). No Participant or any other person will have any interests in any particular assets of CHS by reason of the right to receive a benefit under the Plan. The Plan constitutes a mere promise by CHS to make payments to the Participants in the future.
Section 8.4.    Terms of Pension Plan. Except as otherwise provided herein, the terms and conditions of the Pension Plan will apply to the benefits described in Articles IV and V of the Plan. Nothing in this Plan will operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.
Section 8.5.    Sufficiency of CHS Assets. Nothing contained in the Plan will be interpreted as a guaranty by CHS or any other person or entity that any funds or assets of CHS will be sufficient to pay any benefit hereunder.
Section 8.6.    Plan Administered According to its Terms. No Participant, Beneficiary, or Surviving Spouse will have any right to a benefit under this Plan except in accordance with the terms of the Plan. Establishment of the Plan will not be construed to give any Participant the right to be retained in the service of CHS. The sole rights of a Participant or his or her Beneficiary or Surviving Spouse under the Plan will be to have the Plan administered according to its terms, and to receive whatever benefits he or she may be entitled to hereunder.
Section 8.7.    Incompetency. If any person entitled to a benefit payment under the Plan is declared incompetent and a conservator or other person legally charged with the care of such person or of his or her estate is appointed, any benefits under the Plan to which the person is entitled will be paid to such conservator or other person legally charged with the care of the person or his or her estate. Except as provided above, when CHS determines that such person is unable to manage his or her affairs, CHS may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment will be a payment for the account of such person and a complete discharge of any liability of CHS and the Plan therefore.
Section 8.8.    Impact of Corporate Change. The Plan will not be automatically terminated by a transfer or sale of assets of CHS or by the merger or consolidation of CHS into or with any other corporation or other entity, but the Plan will be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan will terminate subject to the provisions of Article VII of the Plan.
Section 8.9.     Addresses. Each Participant will keep CHS informed of his or her current address and the current address of his or her spouse and any designated Beneficiary. CHS will not be obligated to search for any person. If the location of a Participant is not made known to CHS within two (2) years after the date on which payment of the Participant’s benefits payable under this Plan may first be made, payment may be made as though the Participant had died at the end of the two-year period. If, within one additional year after such two-year period has elapsed, or, within two (2) years after the actual death of a Participant, whichever is later, CHS is unable to locate the Surviving Spouse or a designated Beneficiary of the Participant, then CHS will have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse, or designated Beneficiary and such benefits will be irrevocably forfeited to CHS.
Section 8.10.    Liability. Notwithstanding any of the preceding provisions of the Plan, neither CHS nor any individual acting as an employee or agent of CHS will be liable to any Participant, former Participant, Surviving Spouse, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of CHS or any such employee or agent of CHS.
Section 8.11.    Availability of Copy of Plan. CHS will make a copy of the Plan available for inspection by any Participant or designated Beneficiary or Surviving Spouse.
Section 8.12.    Applicable Laws. All questions pertaining to the construction, validity and effect of the Plan will be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Minnesota.
Section 8.13.    Invalidated Provision. Any provision of this Plan prohibited by law will be ineffective to the extent of any such prohibition, without invalidating the remaining provisions of the Plan.
Executed this 4th day of April 2023.
CHS INC.

By: /s/ Jay D. Debertin
Title: President and Chief Executive Officer

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2023 Restatement)
Schedule A
As of January 1, 2023

1.Carl Casale
2.Shirley Cunningham
3.Timothy Skidmore
4.Adam Holton
5.David Black
6.Jean Briand
7.James Zappa
8.Jason Price
9.Mary Kaul-Hottinger
10.Javier Alarcon
11.Olivia Nelligan
12.Brandon Smith

Executed this 4th day of April 2023.
CHS INC.

By /s/ Jay D. Debertin

Title: President and Chief Executive Officer

S-A

CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2023 RESTATEMENT)
Appendix A
CHS McPherson Refinery Inc. (fka National Cooperative Refinery Association)
Supplemental Retirement Benefits
1.    History. In connection with the Company’s acquisition of one hundred percent (100%) of CHS McPherson Refinery Inc., formerly National Cooperative Refinery Association, a Kansas corporation (“CMRI”), the Company assumed all deferred compensation obligations under the I.R.C. § 409A National Cooperative Refinery Association Deferred Compensation and Supplemental Retirement Plan (“NCRA Plan”). The NCRA Plan is maintained under a document entitled “I.R.C. § 409A National Cooperative Refinery Association Deferred Compensation and Supplemental Retirement Plan, As Restated Effective January 1, 2008”, as amended by one amendment.
Pursuant to Article IV of the NCRA Plan, if a participant in the NCRA Plan (an “NCRA Participant”) becomes entitled to a retirement benefit under either the National Cooperative Refinery Association Employee Retirement Plan or the National Cooperative Refinery Association Savings and Retirement Plan or both (collectively, the “NCRA Qualified Defined Benefit Plans”), and such retirement benefit is limited by Section 401(a)(17) or Section 415 of the Internal Revenue Code (the “Limitations”), then the NCRA Participant becomes entitled to a Supplemental Retirement Benefit payable under the NCRA Plan equal to (a) less the sum of (b) and (c), where:
(a)    is the amount the NCRA Participant and/or his beneficiary would be entitled to receive under the terms and provisions of the NCRA Qualified Defined Benefit Plans, based on the participant’s actual annuity starting date and the then normal form of retirement income payment under the NCRA Qualified Defined Benefit Plans, based on the NCRA Participant’s actual annuity starting date and the NCRA Qualified Defined Benefit Plans’ normal form of retirement income payment, assuming the limitations;
(b)    is the amount the NCRA Participant and/or his beneficiary is actually entitled to receive under the NCRA Qualified Defined Benefit Plans, based on the NCRA Participant’s actual annuity starting date and the NCRA Qualified Defined Benefit Plans’ normal form of retirement income payment; and
(c)    is the amount, if any, the NCRA Participant and/or his beneficiary is actually entitled to receive under the NCRA Frozen (as of December 31, 2004) Deferred Compensation and Supplemental Retirement Plan, based on the NCRA Participant’s actual annuity starting date and the NCRA Qualified Defined Benefit Plans’ normal form of retirement income payment.
2.    Merger of Plans. Effective December 31, 2015, the NCRA Qualified Defined Benefit Plans shall be merged into the CHS Inc. Pension Plan under Sections XIII and XIV. Each Supplemental Retirement Benefit payable under the NCRA Plan shall be transferred to and become part of this Plan. Each CMRI (formerly known as NCRA) Participant selected to actively participate in this Plan is eligible for the benefit described below.
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3.    Amount of Supplemental Retirement Benefit. The amount of a CMRI Participant’s Supplemental Retirement Benefit under this Plan shall be equal to (a) less the sum of (b) and (c), where:
(a)    is the amount the CMRI Participant and/or his beneficiary would be entitled to receive under the terms and provisions of the CHS Inc. Pension Plan, based on the participant’s actual annuity starting date and the then normal form of retirement income payment under the CHS Inc. Pension Plan, based on the CMRI Participant’s actual annuity starting date and the CHS Inc. Pension Plan’s normal form of retirement income payment, assuming the limitations;
(b)    is the amount the CMRI Participant and/or his beneficiary is actually entitled to receive under the CHS Inc. Pension Plan, based on the CMRI Participant’s actual annuity starting date and the CHS Inc. Pension Plan’s normal form of retirement income payment; and
(c)    is the amount, if any, the CMRI Participant and/or his beneficiary is actually entitled to receive under the NCRA Frozen (as of December 31, 2004) Deferred Compensation and Supplemental Retirement Plan, based on the CMRI Participant’s actual annuity starting date and the CHS Inc. Pension Plan’s normal form of retirement income payment.
4.    Time and Form of Payment. Notwithstanding any provision in this Plan to the contrary, a CMRI Participant’s Supplemental Retirement Benefit shall be paid at the time specified in Article V of the NCRA Plan, and in the form elected by the CMRI Participant in accordance with Article V, using the actuarial equivalence factors specified in Article V.
5.    Promoted Employees. CMRI employees with CHS Inc. Pension Plan benefits under Section XIII who are promoted to a position eligible for participation in this Plan shall be covered under CHS Inc. Pension Plan Section XIV for purposes of determining such Participants’ Supplemental Retirement Benefits.
6.    Former participants in the NCRA Plan with the last names Balzer, Mendard and Sims are Participants in the Plan but are not Active Participants in the Plan. However, they are entitled to a benefit under the Plan. The benefit of each such Participant under the Plan shall be the benefit determined for that Participant under the Plan on December 31, 2015, which is the benefit that was transferred to the Plan for that Participant from the NCRA Plan on that date. Notwithstanding any other provision of the Plan, including this Appendix, that benefit shall not increase or decrease prior to the commencement of the benefit.

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